EXHIBIT 23J CONSENT OF INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT AUDITORS:

As independent public accountants, we hereby consent to the use of our report dated July 20, 2005 for the AMIDEX35 (TM) Israel Mutual Fund and the AMIDEX Cancer Innovations & Healthcare Mutual Fund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 16 of Registration Statement No. 19, including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Auditors" in the Statements of Additional Information of the Funds.

Cohen McCurdy, Ltd.
Westlake, Ohio
September 30, 2005